EXHIBIT 10.10
[CONFORMED COPY]
Mr Steve Laub
President and Chief Executive Officer
Atmel Corporation
2325 Orchard Parkway
San Jose, CA 95131
17 October 2008
Dear Steve,
     Further to our recent discussions, I hereby formally give three months notice of my decision to retire from my employment as Vice President and General Manager of the ASIC Business Unit. I confirm that I shall give a formal letter to Atmel Rousset SAS confirming my decision to retire upon my return next Monday.
     The three months notice period will commence with effect from your receipt of my letter and I therefore anticipate that this will expire on 1 February 2009. I note that I will be succeeded by Mr Jean Vaylet. During the three month notice period, I agree to undertake a transitional role to ensure a smooth handover of matters to Jean Vaylet. Accordingly, we have agreed that I will undertake the following role during the notice period:
•	My job title during the notice period will be Vice-President, Managing Director, Atmel Rousset SAS.

•	I will in particular be responsible for finishing the information and consultation procedure (former Book III) and social plan with the works council, acting as the legal representative for Atmel Rousset SAS in such process;

•	I will also take on any special projects in relation to the Rousset site and the ASIC Business Unit assigned to me by Jean Vaylet and generally support Jean Vaylet in the handover period;

•	As discussed and in order to support Jean Vaylet in a seamless transfer of my present duties, I will be re-hired under a part time contract (1 day per week) up to twelve (12) months. The first ninety (90) days will be a fixed term with the option for either party to terminate the agreement with sixty (60) day notice (until end of 2009).
•	Title: Director Special Projects

•	Salary: 20% of my present total (France and US) gross salary

•	Keep my PC and mobile phone.

•	Effective 1 February 2009 and only for the time I am working for Atmel, Atmel will pay 20% of the lease and maintenance cost of my present company car. I will pay the remaining costs.
     I note that my remuneration will be unaffected as a result of the above during my notice period.
     As you are aware, I am also a representative of Atmel B.V. (for which I do not receive remuneration) and will continue in such role until the effective date of my retirement or earlier removal if so decided by Atmel B.V.

Yours sincerely,
/s/ BERNARD PRUNIAUX
Bernard Pruniaux

cc.	Jean-Pierre Sorange, Director of Human Resources, Atmel Rousset S.A.S Jean Vaylet —

Agreed and acknowledge
/s/ STEVE LAUB
Steve Laub
President and CEO Atmel Corporation Dated 10/17/08